Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Guy Hachey Named to Hexcel Corporation’s

Board of Directors

STAMFORD, CT. — October 9, 2014 -- Hexcel Corporation (NYSE: HXL) today announced that Mr. Guy Hachey will be joining its Board of Directors effective immediately. Mr. Hachey will serve on Hexcel’s Compensation Committee.

Mr. Hachey, 59, recently retired from Bombardier, Inc. where he served as President & Chief Operating Officer of Bombardier Aerospace, a $10 billion division of the company.  Prior to joining Bombardier in 2008, Mr. Hachey held numerous roles with Delphi Corporation, including President, Delphi Europe, Middle East, Africa and President, Delphi Powertrain Systems.  Mr. Hachey began his career with General Motors Corporation where he held manufacturing and engineering leadership positions in Canada and the U.S. Mr. Hachey, who is a citizen of both Canada and the U.S., earned his MBA at Concordia University, and a Bachelor of Commerce from McGill University.  He also attended the Tuck Executive Development Program at Dartmouth College.

Mr. Nick Stanage, Hexcel’s Chairman, CEO and President said “we are delighted to have Guy Hachey join Hexcel’s Board of Directors. We have been seeking to add a director with global experience, and Mr. Hachey brings a deep knowledge of both the aerospace and industrial markets in Europe, Middle East and Africa as well as in the U.S. and Canada.”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

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Contact Information

Michael Bacal

(203) 352-6826

Michael.bacal@hexcel.com

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